Exhibit 99.1
1720 North First Street
San Jose, CA 95112-4598
February 27, 2008
For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
REVENUES AND EARNINGS FOR 4TH QUARTER AND YEAR-END 2007
SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $8.0 million for the fourth quarter of 2007, an increase of 25% over net income of $6.4 million in the fourth quarter of 2006, and diluted earnings per common share of $0.39, compared to $0.31 per common share for the same period last year.
     Revenue for the fourth quarter increased $5.2 million, or 6.5%, to $85.9 million, from $80.6 million for the same period last year. Revenues reflected an additional $3.3 million from rate increases, $1.4 million due to increased usage by existing customers, and an increase of $0.5 million in sales to new customers. Total operating expenses for the quarter were $75.9 million, an increase of 7%, or $4.9 million, over the same period last year. Water production costs were up approximately 7%, or $2.1 million, to $30.7 million, due to increases in production and rates charged by wholesalers. Other operations expense increased 1.5%, or $0.4 million, to $25.1 million, due mainly to increases in water treatment costs and uncollectable accounts. Income taxes charged to utility operations increased 53%, or $1.4 million, to $4.1 million.

     Maintenance expense increased approximately 6.5%, or $0.3 million, to $4.4 million, due to increased costs for repairs to water mains, reservoirs, and pumping equipment. Depreciation expense increased 11%, or $0.8 million, to $8.4 million, due to increased utility plant.
     Net interest expense decreased $0.5 million, or 12%, to $3.7 million, due to an increase in capitalized interest on capital expenditures.
     Net other income increased $0.8 million from the same period in 2006. Included in this number is a gain on sales of $2.6 million in properties no longer used and useful in providing utility services to customers. The gain on sales were partially offset by a decrease in interest income and an unfavorable mark to market adjustments for long term investment assets held by the Company.
Full Year 2007 Results
     For 2007, net income was $31.2 million, up 22%, or $5.6 million, from the $25.6 million posted in 2006; diluted earnings per share were $1.50, compared to $1.34 for the same period last year.
     Revenue for 2007 was $367.1 million, increasing $32.4 million, or 10%, from the $334.7 million in revenues recorded in 2006. Revenues reflected an additional $15.0 million from rate increases, $14.7 million from increased usage by existing customers, and $2.7 million in sales to new customers.
     Total operating expenses increased $28.5 million, or 10%, to $322.9 million for the year. Of this amount, water production costs increased 12%, or $14.6 million, to $138.9 million. Other operations expense increased 5%, or $4.9 million, to $100.6 million, due primarily to increases in water treatment expenses and provision for uncollectable accounts.

     Maintenance expense increased $2.7 million, or 18%, to $18.3 million, due to cost increases related to repairs of water mains. Depreciation increased 9.5%, or $2.9 million, to $33.6 million for the full year.
     Net interest expense increased 1%, or $0.2 million, to $17.1 million during the year. Income tax charged to utility operations increased 17%, or $2.6 million, to $17.9 million, due to the increase in operating income in 2007.
     Net other income increased 84%, or $1.9 million, to $4.1 million during the year, primarily due to the gain on sale of non-utility property mentioned above.
     President and Chief Executive Officer Peter C. Nelson noted that the Company had achieved success in key areas in 2007, particularly regulatory affairs and customer growth.
     “In 2007, we continued to work with the California Public Utilities Commission to implement the California Water Action Plan, made several small but important acquisitions, continued efforts to improve customer service, and invested diligently in our infrastructure, reaching $1 billion in net utility plant,” Nelson said.
Regulatory Update for 2007
     The California Public Utilities Commission made several key decisions affecting California Water Service Company (Cal Water), Group’s largest subsidiary, in 2007. First, it did not render a decision of General Rate Cases filed in 2006, but set an effective billing date of July 2007 to mitigate delayed revenue recovery. It approved a Rate Case Plan that allows Cal Water to file for recovery of certain centralized costs, including employee healthcare and benefits, all at one time, rather than staggering recovery over Cal Water’s various districts’ three-year rate case cycles, thereby reducing the amount of time between expenditure and recovery. Cal Water filed for all of its centralized costs in addition to its three-year District General Rate Cases in 2007 and expects decisions on the filings in July 2008.

Acquisitions
     In 2007, Group’s Washington subsidiary, Washington Water Service Company, acquired five small systems with a combined 461 active customer connections, and signed operations and maintenance agreements with 11 new water system owners.
     Another subsidiary, Hawaii Water Service Company, awaits approval from the Hawaii Public Utilities Commission on its acquisition of Pukalani Sewerage Treatment Works, a wastewater system serving 800 customers in Pukalani on the island of Maui, and West Hawaii Utilities, which serves an equivalent of 9,000 residential water and wastewater customers in Waikoloa and Waikoloa Village on the island of Hawaii. And finally, the Company formed a non-regulated subsidiary, HWS Utility Services, LLC, to acquire non-regulated operations and maintenance contracts on the island of Hawaii from Waimea-based Island Utility Services.
Key Appointments in 2007
     Key appointments in 2007 reflect California Water Service Group’s emphasis on regulatory affairs and growth. First, Thomas F. Smegal, III was appointed Vice President of Regulatory Matters and Corporate Relations effective March 2008. Smegal, a professional engineer with dual undergraduate degrees in history and civil engineering from Stanford University, and graduate work at UC Berkeley, brings a wealth of experience to the position, including working at the Commission as a Utilities Engineer and Regulatory Analyst and at Cal Water as Manager of Rates.
     Smegal’s predecessor, Francis S. Ferraro, was named Vice President, Corporate Development. With 36 years of experience in the water industry, including 4 years as an Administrative Law Judge at the California Public Utilities Commission and 18 years as an officer of California Water Service Group, Ferraro will lead a team that is executing the Company’s disciplined growth strategy.
     Lastly, Terry S. Tamble, formerly manager of one of Cal Water’s largest districts, was selected General Manager of Hawaii Water Service Company. Having 35 years of experience in various positions at Cal Water, Tamble will oversee Hawaii operations and manage integration of new systems into Hawaii Water Service Company.
     Nelson further said, “Our people are simply outstanding, and we wouldn’t have had such a good year without their combined efforts. Going forward, we will continue to provide excellent service and quality to customers, take the lead in implementing the California Water Action Plan, work with the California Public Utilities Commission on a fair and timely conclusion to our 2007 filings, and pursue growth opportunities that make sense for stockholders and customers.”
Other Information
     All stockholders and interested investors are invited to listen to the 2007 fourth quarter and year-end conference call on Feb 28, 2008 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-866-244-4519 and keying in ID# 1186949. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 28, 2008, through April 28, 2008, at 888-266-2081, ID# 835974. The call, which will be hosted by President and CEO Peter C. Nelson and Vice President and CFO Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available online at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	December 31	December 31
	2007	2006

ASSETS
Utility plant:
Utility plant	$1,447,047	$1,344,415
Less accumulated depreciation and amortization	(436,851)	(402,940)

Net utility plant	1,010,196	941,475

Current assets:
Cash and cash equivalents	6,734	60,312
Receivables
Customers	18,600	19,526
Other	8,618	6,700
Unbilled revenue	12,911	11,341
Materials and supplies at average cost	4,743	4,515
Prepaid pension expense	—	1,696
Taxes, prepaid expense, and other assets	8,369	5,534

Total current assets	59,975	109,624

Other assets:
Regulatory assets	90,908	93,785
Other assets	23,420	20,135

Total other assets	114,328	113,920

	$1,184,499	$1,165,019

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	211,885	211,513
Retained earnings	173,617	166,582

Total common stockholders’ equity	385,709	378,302
Preferred stock	3,475	3,475
Long-term debt, less current maturities	289,220	291,814

Total capitalization	678,404	673,591

Current liabilities:
Current maturities of long-term debt	2,701	1,778
Accounts payable	36,694	33,130
Accrued expenses and other liabilities	30,259	35,317

Total current liabilities	69,654	70,225

Unamortized investment tax credits	2,467	2,541
Deferred income taxes, net	69,712	69,503
Pension and postretirement benefits other than pensions	39,444	48,584
Regulatory and other liabilities	38,782	33,411
Advances for construction	168,024	157,660
Contributions in aid of construction	118,012	109,504

Commitments and contingencies
	$1,184,499	$1,165,019

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	For the three months ended:
	December 31,
	2007	2006

Operating revenue	$85,879	$80,645

Operating expenses:
Water production costs	30,734	28,622
Other operations	25,149	24,773
Maintenance	4,353	4,088
Depreciation and amortization	8,390	7,585
Income taxes	4,126	2,704
Property and other taxes	3,124	3,199

Total operating expenses	75,876	70,971

Net operating income	10,003	9,674

Other income and expenses:
Non-regulated revenue	3,674	3,799
Non-regulated expenses	(3,261)	(2,127)
Gain on sale of non-utility property	2,599	—
Less: income taxes on other income and expenses	(1,227)	(681)

	1,785	991

Interest expense:
Interest Expense	4,931	4,971
Less: capitalized interest	(1,185)	(725)

Net interest expense	3,746	4,246

Net income	$8,042	$6,419

Earnings per share
Basic	$0.39	$0.31

Diluted	$0.39	$0.31

Weighted average shares outstanding
Basic	20,666	20,388

Diluted	20,691	20,408

Dividends per share of common stock	$0.2900	$0.2875

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	For the twelve months ended:
	December 31,
	2007	2006

Operating revenue	$367,082	$334,717

Operating expenses:
Water production costs	138,882	124,258
Other operations	100,573	95,716
Maintenance	18,336	15,591
Depreciation and amortization	33,563	30,652
Income taxes	17,887	15,297
Property and other taxes	13,671	12,897

Total operating expenses	322,912	294,411

Net operating income	44,170	40,306

Other income and expenses:
Non-regulated revenue	13,557	10,645
Non-regulated expenses	(9,114)	(7,208)
Gain on sale of non-utility property	2,516	348
Less: income taxes on other income and expenses	(2,836)	(1,542)

	4,123	2,243

Interest expense:
Interest Expense	19,719	19,669
Less: capitalized interest	(2,585)	(2,700)

Net interest expense	17,134	16,969

Net income	$31,159	$25,580

Earnings per share
Basic	$1.50	$1.34

Diluted	$1.50	$1.34

Weighted average shares outstanding
Basic	20,665	18,905

Diluted	20,689	18,925

Dividends per share of common stock	$1.1600	$1.1500